Exhibit 99.1

Cellectar Announces Innovative Concierge Service for Patients Participating in Its Clinical Studies

Company to provide patient support and services; partners with BBK Worldwide

FLORHAM PARK, N.J., October 25, 2021 -- Cellectar Biosciences, Inc. (NASDAQ: CLRB), a late-stage clinical biopharmaceutical company focused on the discovery and development of targeted drugs for the treatment of cancer, today announced it is collaborating with BBK Worldwide to provide new concierge services for patients participating in its clinical studies. These services are designed to improve patient’s and their caregivers access to high quality care and innovative treatments for their cancer.

“Cellectar’s new concierge services program underscores our focus on patients and our commitment to providing them with best-in-class treatments and support. Providing something as simple as securing transportation to clinics and lodging to assistance with reimbursement and study-related expenses can have a major positive impact on patients during very difficult times,” said James Caruso, president and CEO of Cellectar. “We recognize the challenges facing patients and their families as they battle cancer and navigate the clinical study process and are honored to support them through this journey. With iopofosine I-131 (iopofosine) in our ongoing pivotal study for Waldenstrom’s we have also initiated the development of our Patient Assistance Program which will be made available upon FDA approval.”

BBK Worldwide’s products and services reflect their commitment to the patient experience. Their four business units include a concierge-supported engagement solution center, a creative advertising agency, a consulting firm, and a technology company. The synergy between the units creates game-changing technologies and services that have been the gold standard in the industry for more than 37 years. Their tools inspire study communities and alleviate site administrative burdens, enabling doctors and nurses to spend more time with patients.

“We are thrilled to partner with Cellectar in support of patients that may benefit from treatment with iopofosine,” said Rob Laurens, principal and chief innovation officer of BBK Worldwide. “BBK is founded on the principle of putting the patient first, and we share Cellectar’s commitment to helping patients navigate the many challenges associated with cancer treatment.”

Cellectar is currently investigating iopofosine in a global, pivotal expansion cohort in Waldenstrom’s macroglobulinemia (WM) patients who have received at least two prior lines of therapy, including Bruton tyrosine kinase inhibitor failed or suboptimal response. The WM cohort will enroll up to 50 patients to evaluate the efficacy and safety of iopofosine for marketing approval. The company is also evaluating iopofosine in late line, hexa-drug refractory multiple myeloma patients in its Phase 2 CLOVER-1 study in hematologic malignancies. Iopofosine is also in two Phase 1 studies, one in pediatric sarcomas, neuroendocrine tumors and solid tumors and an investigator-initiated study evaluating the drug in head and neck cancer.

About BBK Worldwide

A full-service R&D marketing firm housing an award-winning creative group, a high-end consultancy, a sophisticated technology entity, and an engagement solution center, BBK Worldwide has maintained its position at the forefront of patient recruitment and engagement for more than 37 years. An industry game changer, BBK’s patented smart technology TrialCentralNet® drives the company’s innovation. Headquartered near Boston, Massachusetts, BBK has partners and offices across Europe and the Asia-Pacific region.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is focused on the discovery and development of drugs for the treatment of cancer. The company is developing proprietary drugs independently and through research and development collaborations. The company’s core objective is to leverage its proprietary Phospholipid Drug Conjugate™ (PDC) delivery platform to develop PDCs that specifically target cancer cells, delivering improved efficacy and better safety as a result of fewer off-target effects. The company’s PDC platform possesses the potential for the discovery and development of the next-generation of cancer-targeting treatments, and it plans to develop PDCs independently and through research and development collaborations.

The company’s product pipeline includes iopofosine, a small-molecule PDC designed to provide targeted delivery of iodine-131 (radioisotope), and proprietary preclinical PDC chemotherapeutic programs and multiple partnered PDC assets.

For more information, please visit www.cellectar.com and www.wmclinicaltrial.com or join the conversation by liking and following us on the company’s social media channels: Twitter, LinkedIn, and Facebook.

Forward-Looking Statement Disclaimer

This news release contains forward-looking statements. You can identify these statements by our use of words such as "may," "expect," "believe," "anticipate," "intend," "could," "estimate," "continue," "plans," or their negatives or cognates. These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes including our expectations of the impact of the COVID-19 pandemic. Drug discovery and development involve a high degree of risk. Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the disruptions at our sole source supplier of iopofosine, the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, patient enrollment and the completion of clinical studies, the FDA review process and other government regulation, our ability to maintain orphan drug designation in the United States for iopofosine, the volatile market for priority review vouchers, our pharmaceutical collaborators' ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2020. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.

Contacts

Investors:

Monique Kosse

Managing Director

LifeSci Advisors

212-915-3820

monique@lifesciadvisors.com